SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made between Gibraltar Industries, Inc., a Delaware Corporation, (“Company”) and Patrick M. Burns (the “Employee”). Company and Employee collectively referred to herein as the “Parties”.

RECITALS:

WHEREAS, prior to December 30, 2022, Employee has been Chief Operating Officer of the Company;
WHEREAS, Company and Employee desire to set forth in writing the terms and conditions upon which Employee shall separate from employment with the Company and to further memorialize and confirm any payments, benefits entitlements, and any and all issues between the Parties arising in any way from Employee’s separation of employment;

WHEREAS, as a condition of the Parties providing certain benefits to the other, the Parties agree to execute and comply fully with the terms of this Agreement;
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:
CONSIDERATION:

1.Separation of Employment: Employee’s employment with the Company will be terminated by the Company without cause as of the close of business on December 30, 2022 (the “Separation Date”) and effective December 30, 2022, the Employee will resign from Employee’s position as an officer of the Company, and any and all of the Company’s subsidiaries.
2.Salary and Unused Paid Time Off: The Company will pay Employee’s regular salary at Employee’s current rate through the Separation Date and any accrued, but unused vacation/PTO will be paid and included in the Employee’s next regularly scheduled payroll after the Separation Date. Employee acknowledges that these payments represent all compensation due and owing from the Company.

3.Severance Payment: Upon the Effective Date of this Agreement as described in paragraph 22, the Company will pay Employee a severance payment equal to Employee’s current base salary, which amount will be paid to Employee over a period of 15 months (the “Severance Period”), minus all applicable wage taxes, withholdings and deductions. The total gross amount of these payments will be $574,137.50 (the “Severance Payment”). These payments will be made bi-weekly and will be direct deposited to Employee on the Company’s normal pay dates commencing on the first normal pay date following the Effective Date. In addition, contingent on Employee’s execution and compliance with the terms of this Agreement, the Company will pay Employee all 2022 incentive compensation under the Management Incentive Compensation Plan (“MICP”) that Employee would have been qualified to receive if Employee remained employed with the Company through the date of any such incentive payout (“MICP Payout”). The MICP Payout will be calculated pursuant to the formula contained in any applicable MICP plan documents and will be paid to Employee in the first quarter of 2023 or upon such other time as when the Company pays MICP benefits for 2022 to qualifying employees. The Severance Payment and MICP Payout are contingent upon Employee signing and not revoking this Agreement. In the event of Employee’s untimely death, remaining payments of the Severance Payment shall and MICP Payout will be paid to Employee’s spouse, if any; otherwise, to Employee’s estate.

4.Benefits: All of Employee’s rights under the Company’s Benefits Plans shall be determined in accordance with the provisions of the applicable plan(s) in which Employee participates as is in effect as of the Separation Date.

(1)Employee’s coverage under the Short Term Disability program will end on the Separation Date.

(2)Employee’s coverage in the Group Life Insurance Plan will end on the Separation Date. Employee will have thirty-one (31) days after coverage ends to make application for conversion to UNUM Insurance Company.
(3)Employee’s group health, dental and vision insurance ends at the end of December 31, 2022.  For purposes of continuing these benefits under COBRA, the triggering date will be January 1, 2023.  Contingent upon Employee’s signing the Agreement and opting for COBRA continuation coverage within the required timelines by returning the required forms to our COBRA Administrator-WageWorks, the Company will subsidize the medical insurance portion (excluding dental, vision and other voluntary benefits) of your COBRA premium by 80% beginning January 1, 2023 and ending March 31, 2024 (“COBRA Subsidy”). Thereafter, regular COBRA premium will apply.

(4)Employee will be gifted Employee’s Company car, a 2018 BMW 5-series, effective December 30, 2022, at fair market value. This gift will be considered taxable income. Employee understands and acknowledges that Employee will be solely responsible for any tax consequences.

5.Release and Waiver of Claims:

(1)By executing this Agreement and not revoking it within the time specified by paragraph 22, Employee and Employee’s heirs, successors, executors, administrators, trustees, legal representatives, agents and assigns, fully and forever release (give up) and discharge (let go) the Company and its former and present parent, subsidiaries and affiliates and each of their officers, directors, employees, shareholders, members and agents (collectively “Released Parties”) from any and all demands, suits, claims and causes of action of whatever kind, known or unknown, foreseen or unforeseen, at law or in equity, which Employee had, has or may have against the Released Parties, as of the date Employee signs this Agreement, including, but not limited to:
(1)Any claim that Employee’s employment with the Company and/or the termination thereof violated any alleged contractual relationship with the Company or was in any way unreasonable, wrongful, or in violation of any of the Company’s policies;

(2)Any claim for mental, physical or emotional distress or harm, or defamation;

(3)Any claim under common law for salary, compensation, benefits (excluding benefits vested by law), insurance, bonuses, severance pay, contributions, back wages, vacation, sick or other unused paid time off, or other prerequisites, other than as set forth in this Agreement;

(4)Any claim for unlawful discrimination on account of sex, race, age, disability, military status, marital status, genetic predisposition or carrier status, sexual orientation, national origin, religion or any other category protected by law, including claims under the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Illinois Human Rights Act, the Illinois Equal Pay Act, and any other federal, state or local law or regulation; any claim for retaliation under any of the foregoing statutes or laws or any claim for retaliation under any other federal, state or local law; and

(5)Any other claim relating to or arising out of Employee’s employment with the Company and/or the termination thereof.

(2)Employee understands that the Release and Waiver of Claim in paragraph 5 does not apply to any claims or rights that may arise after the date that Employee signed this Release, any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date Employee signs this Release, and any claims that controlling law clearly states may not be released by private agreement. Moreover, nothing in this Release: (a) is intended to or will be used in any way to limit Employee’s rights to make truthful statements or disclosures regarding unlawful employment practices or precludes Employee from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding the Company, its agents, or employees, when Employee has been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; (b) limits or affects Employee’s right to challenge the validity of this Release under the ADEA or the OWBPA; (c) prevents Employee from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration; or (d) precludes Employee from exercising rights under Section 7 of the NLRA or similar state law to engage in protected, concerted activity with other employees, although by signing this Release Employee is waiving Employee’s right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited.

(3)In addition, Employee acknowledges and agrees that Employee: (i) has been fully and properly paid for all hours worked; (ii) has received all Family and Medical Leave Act of 1993 (“FMLA”) leave to which Employee is entitled; (iii) is not currently aware of any facts or circumstances constituting a violation of either the FMLA or the Fair Labor Standards Act, as amended (“FLSA”); and (iv) to the greatest extent permitted by applicable law, waives and releases any and all claims under the FMLA or FLSA. Employee acknowledges that Employee has not suffered any on the job injury for which Employee has not already filed a claim.

6.Pending Claims/Covenant Not to Sue: Employee has not filed any claim, charge, complaint, proceeding or lawsuit against Company or any of the other Released Parties relating to Employee’s employment or the termination of employment, which is now pending in or with any court or agency. In addition, except as otherwise provided by paragraph 5(b) of this Agreement or where such a covenant is prohibited by applicable law, Employee agrees not to file any claim, charge, complaint, proceeding or lawsuit against the Company or any of the other Released Parties, relating to Employee’s employment or the termination of Employee’s employment.

7.Actions to Effectuate Release of Claims: Employee will take all actions necessary, if any, now or in the future, to make the Release and Waiver of Claims contained in paragraph 5 above effective, including seeking and obtaining any necessary governmental or court approval.

8. Non-Admission of Wrongdoing: The Parties deny any and all liability to each other and neither this Agreement nor the consideration provided under it shall be construed as an admission by Company and the Released Parties of any wrongdoing or any violation of any law, rule or regulation.

9. Confidentiality of Agreement: Employee acknowledges that it is in Employee’s interest to keep the existence and terms of this Agreement confidential and agrees to keep the existence and terms of this Agreement in strict confidence and shall not disclose or make it available to any other person or entity without the express written consent of the Company, provided that disclosure may be made as otherwise permitted or required by law or legal process, as needed to file a complaint with or participate in an investigative proceeding of any federal, state or local governmental agency, to exercise any other right contained herein, and to a court or governmental agency for purposes of enforcing its provisions. Also, Employee may disclose such information to Employee’s spouse, immediate family members, accountants, lawyers and tax preparers for legal, administrative or tax and accounting purposes, but Employee must instruct such persons to maintain such information as confidential and not to disclose it to others.

10.Return of Company Property and Records: Employee represents that prior to signing this Agreement, Employee returned to the Company all Company property in Employee’s possession or under Employee’s control, including, but not limited to, all documents, graphs, charts, notes, reports, memoranda, computer storage media and other materials in whatever form, and all copies thereof, including but not limited to all “Confidential Information” as defined in paragraph 12 below.

11.Non-Disparagement: Employee agrees that Employee will not intentionally say, write or cause to be said or written, any negative, defamatory, derogatory or disparaging statement about the Company or any of the other Released Parties or encourage or induce others to do so, in any forum or setting, public or private, by any means, including but not limited to Internet blogs, social media sites (such as Twitter, Facebook and LinkedIn) or any other kind of electronic communication, or engage in any conduct, directly or indirectly, that would otherwise interfere with or jeopardize the business opportunities of the Released Parties or their respective operations and/or reputations. This paragraph does not prohibit any truthful statements made to any court or government agency or in response to any subpoena, court order or other legal process.

12.Non-Disclosure of Confidential Information: Employee acknowledges that during employment, Employee had access to and came into possession of confidential information and/or trade secrets of the Company, including without limitation compensation information, ideas, concepts, inventions, patents, formulae, trade secrets, documents, drawings, plans, diagrams, systems, processes, customer/prospect lists, business models, company strategic information, portfolio management, and financial, technical and marketing information and all other information obtained by Employee during employment regarding the Company’s business or operations that is not generally available to the public (collectively “Confidential Information”). At no time shall Employee disclose to anyone or make use of or permit the use of for Employee’s own benefit or that of others, any Confidential Information of the Company or its subsidiary and affiliated corporations learned during the course of Employee’s employment. Further, the Company notifies Employee, consistent with 18 U.S.C. § 1833(b)(3)(A), that pursuant to the Defend Trade Secrets Act (specifically, 18 U.S.C. § 1833(b):  (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii)  in a complaint filed under seal or other document filed under seal in a lawsuit or other proceeding; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

13.Duty of Cooperation: Employee agrees to cooperate fully with the Company in the defense or prosecution of any lawsuits or any other types of proceedings and in preparation of responses to any examination or investigation by any governmental entity or agency, and with respect to any other claims or matters (all such lawsuits, proceedings, examinations or investigations being collectively referred to as “Proceedings”) arising out of or in any way related to the policies and practices or conduct of the Company and its affiliates during the time Employee was employed by the Company, and Employee shall testify fully and truthfully in connection therewith. Employee further agrees, that upon reasonable notice, Employee will participate in such informal interviews by counsel for the Company as may be reasonably necessary to ascertain Employee’s knowledge concerning the facts relating to any such Proceedings, and to cooperate with such counsel in providing testimony whether through deposition or affidavit in any such Proceeding.

14.Non-Competition and Non-Solicitation: Although the Company respects Employee’s right to obtain other employment, the Parties acknowledge that the Company must be protected against unfair competition from the use or disclosure of the Company’s trade secrets and Confidential Information. Further, Employee acknowledges that the Company has a legitimate interest in protection against Employee’s competitive use of the Company’s good will, including the customer relationships which the Company has developed and enabled Employee to acquire knowledge of and/or access to through Employee’s employment and performance of services for the Company. Accordingly, as a condition of and in exchange for the severance and other benefits provided under this Agreement, Employee agrees:

(1)Non-Competition: For a period ending 12 months after the Separation Date, Employee shall not, directly or indirectly, act as principal, agent, employer, employee, consultant, shareholder or otherwise engage or be interested in any entity, its successors, assigns, affiliates and related entities, which competes with any products and services offered by the Company or any of its subsidiaries or affiliates.

(2)Non-Solicitation of Customers: For a period ending 12 months after the Separation Date, Employee shall not, without the Company’s prior written consent, do any of the following concerning any products or services related to the Company or any of its subsidiaries and affiliates.

(1)Other than on behalf of Company, solicit or accept from any customer any orders for goods or services competitive to those provided or sold by Company or any of its subsidiary and affiliated corporations; or

(2)directly or indirectly induce or attempt to induce any customer to reduce such customer’s patronage with the Company or any of its subsidiary and affiliated corporations, by advertising to or solicitation of such customer.

For purposes of this Agreement, “customer” means any person or entity that does business with the Company (or any of its subsidiary and affiliated entities) as of the Separation Date.

(3)Non-Solicitation of Employees: For a period ending 12 months after the Separation Date, Employee shall not, directly or indirectly, solicit or recruit any employee of the Company (or any of its subsidiary and affiliated entities) for any employment, consulting or other kind of work with Employee or any other entity, nor will Employee in any way encourage any such employee of the Company, or any of its subsidiary and affiliated entities, to leave his/her employment.

15.Survivability of Provisions: If paragraph 5 of this Agreement (Release and Waiver of Claims) is held to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, then this entire Agreement (except the requirements of this paragraph) shall be deemed null and void and Employee shall return to the Company all consideration, or the value thereof, received for signing this Agreement (net of taxes) through the date of such determination. Any provision of this Agreement, other than paragraph 5, found to be invalid or unenforceable shall be reformed to make it enforceable in accordance with the Parties’ intent as expressed herein and applicable law, and the other provisions of this Agreement shall remain enforceable.

16.Representations and Warranties: Employee understands that the obligations contained in this Agreement and specifically the paragraphs titled Pending Claims/Covenant Not to Sue, Non-Disparagement, Confidentiality of Agreement, Return of Company Property and Records, Non-Disclosure of Confidential Information and Duty of Cooperation are material provisions of this Agreement and as a material inducement for Company to enter into this Agreement, Employee hereby represents and warrants that between the time Employee received this Agreement and signed it, Employee has not violated them and that before this Agreement becomes effective, in whole or in part, Employee will not engage in any conduct they prohibit. These representations and warranties shall survive the signing of this Agreement.

17.Consequences of Breach: In the event that Employee commits a material breach of any of the provisions of this Agreement, including, without limitation, the paragraphs titled Pending Claims/Covenant Not to Sue, Non-Disparagement, Confidentiality of Agreement, Return of Company Property and Records, Non-Disclosure of Confidential Information, Duty of Cooperation, and Non-Competition and Non-Solicitation, Company may cease payment of any further Severance Payment set forth in this Agreement and, upon demand by Company, Employee shall immediately return all such payments already made to Employee, and the Company may pursue any and all other relief to which it is or may be entitled under applicable law.

18.Choice of Law: This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois without giving effect to any conflict of law provisions.

19.Sufficiency of Consideration: Employee acknowledges that the Severance Payment and other consideration provided to Employee as a condition of signing this Agreement, including but not limited to the MICP Payout and COBRA Subsidy, are good and sufficient consideration for Employee’s promises in this Agreement and that but for this Agreement Employee would not be entitled to such consideration.

20.Consult with an Attorney: Employee acknowledges that Employee has been advised to consult with an attorney before signing this Agreement.

21.Execution and Return of this Agreement; 21 Days to Consider Agreement: Employee has twenty-one (21) calendar days from receipt of the Agreement to review this Agreement before being required to sign it and return it to the Company. Any changes made to this Agreement during the review period shall not restart the running of the review period. Employee may expressly and voluntarily waive any part or all of the review period by signing and returning this Agreement prior to the expiration of the review period. If Employee does not sign and return this Agreement to the Company prior to the expiration of the review period, Employee will not be entitled to receive the Severance Payment described in paragraph 3 of this Agreement and any other consideration provided for herein and conditioned upon the timely execution of this Agreement. Facsimile transmission of this Agreement, including e-mail delivery in Adobe pdf format will be deemed the same as delivery of a manually executed original of the same.

22.Right to Revoke Agreement and Effective Date: Employee may revoke this Agreement within seven (7) calendar days after signing it by delivering written notice of revocation to Betsy Jensen at bjensen@gibraltar1.com by 5:00 p.m. Eastern Time on the seventh calendar day of the revocation period. This Agreement shall become effective upon the expiration of the seven (7) calendar day revocation period (the “Effective Date”).

23.Section 409A.  The intent of the Parties is that payments and benefits under this Agreement comply with, or are exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”); accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. The Parties intend that Employee’s termination of employment also constitutes a “separation from service” within the meaning of Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Section 409A.  In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Section 409A or damages for failing to comply with Section 409A. For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement is treated as a right to receive a series of separate and distinct payments.

24.Injunctive Relief: Employee agrees that upon a material breach of any of the provisions of this Agreement, including, without limitation, the paragraphs titled Non-Competition and Non-Solicitation, Non-Disparagement, Confidentiality of Agreement, Return of Company Property and Records and Non-Disclosure of Confidential Information, the Company’s remedy at law would be inadequate and insufficient and, therefore, the Company shall be entitled to temporary and preliminary injunctive relief, without the posting of any bond or other undertaking, as well as permanent injunctive relief, without the necessity of proving actual damage.

25.Acknowledgment and Affirmations: Employee affirms that Employee has been paid and/or have received all compensation, wages, including overtime, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. Employee also affirms that Employee has not divulged any proprietary or Confidential Information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Employee’s agreement with the Company and/or common law. Employee further affirms that Employee has no known workplace injuries or occupational diseases and that Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. Employee further acknowledges that Employee had the opportunity to provide the Company with notice of any and all concerns regarding suspected ethical and compliance issues or violations on behalf of the Company. Employee affirms that all of the Company’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Agreement were not discriminatorily based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

26.Complete Agreement: This Agreement constitutes the final, complete and exclusive Agreement between the Company and Employee regarding Employee’s termination from employment and the matters contained in this Agreement. Neither the Company nor Employee have relied upon any oral promise in signing this Agreement, and the only promises relied on are those set forth in writing in this Agreement. This Agreement may be modified or amended only by a written instrument signed by Company and Employee.

27.Knowing and Voluntary Signing: Employee acknowledges that Employee has read this Agreement in its entirety, that Employee understands all of its provisions and that Employee has knowingly and voluntarily signed it.

[Intentionally Left Blank - Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement and General Release effective as of the day and year below written.

Gibraltar Industries, Inc.

By_________________________________________    Date: ______________________
Elizabeth Jensen
Chief Human Resources Officer

AGREED AND ACCEPTED:

___________________________________________    Date: _______________________
Patrick M. Burns